Exhibit 99.1

SenesTech Announces 2021 Second Quarter Financial and Operational Results

Revenue Growth of 125% from the Second Quarter in 2020 and 82% Sequentially

PHOENIX, Ariz., August XX, 2021  SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the first and only EPA registered rat contraceptive, ContraPest®, announced today revenues for the second quarter of 2021 increased 125% from the same period a year ago, and are up 82% sequentially. Year to date, revenues have increased 130% from the same period last year. The growth is driven by continued adoption of ContraPest across its key market segments and continued strong growth in California, which recently enacted legislation restricting the use of the four major second generation anticoagulant rodenticides (“SGARs”), creating market opportunities for non-lethal, effective pest control alternatives.

The Company is now supporting nearly 500 active customers, with more than 250 new customers added during the second quarter. Importantly, the Company is seeing increases in average order value as well as reduced churn. Key sales acceleration tactics employed include enhanced marketing, advertising and public relations initiatives, new website and branding, the launch of ContraPestStore.com on Shopify, completion of long-term studies across key market segments and enhanced strategic partnerships and collaborations with key distributors and pest management professionals (“PMPs”), all contributing to the revenue growth of ContraPest.

“The second quarter of 2021 was clearly a growth quarter for SenesTech, highlighted by record quarterly revenue which was more than double that from the year ago period and up 82% from the most recent quarter. We are leveraging robust real-world data that shows how ContraPest dramatically reduces rat populations to drive demand in high value, targeted market segments, while expanding our work with PMPs and targeted distributors in the pest management industry,” said Ken Siegel, SenesTech’s Chief Executive Officer. “Importantly, we are continuing to gain significant traction within California which represented nearly a third of our year-to-date 2021 sales following the state’s recent actions to restrict use of certain SGARs, expanding the opportunity for ContraPest’s non-lethal and effective approach to pest control. In the next several weeks, we will launch an aggressive new multi-channel sales and marketing campaign that we expect will dramatically expand sales over the next several quarters.”

Commencing in May 2021, SenesTech launched a new brand campaign, “The Pest Control Difference,” featuring ContraPest. The rebrand represents SenesTech’s evolution from a science-based research company to a solutions-based, environmentally responsible, commercial company providing a new and proven tool to pest control management for the 21st century. The campaign kicks into high gear next week with the launch of a creative new advertising campaign and sales blitz code named “Operation Rat Race.”

“Operation Rat Race is a multi-channel strategy designed to dramatically expand lead generation and sales opportunities across each of our key market segments. Our sales team will be able to focus on high value targets as we continue to differentiate ourselves in the market,” said Nicole Williams, SenesTech’s Chief Strategy Officer. “The combination of key relationships in our distribution channel with aggressive demand generation will be critical for our growth plans for the balance of the year.”

“We are laser-focused on accelerating sales and establishing ContraPest as a key component of all rat control programs,” said Steve Krause, SenesTech’s Executive Vice President of Commercialization. “Around the country, local governments and consumers are looking for more effective rat control that does not pose a threat to non-target animals. Agricultural managers are looking for more effective rat control to control costs and public health risks. When used as part of integrated pest management (IPM) program, ContraPest offers customers and the PMPs that service them a powerful, effective, and sustainable tool.”

“The Company continues to reallocate resources towards efforts focused on revenue generation, and this continued evolution from a science-based research company to a solutions-based, commercial company is in full effect. Further, our cash position of $13.1 million at the end of June continues to put us in a solid position to continue executing our commercial plans,” said Tom Chesterman, SenesTech’s Chief Financial Officer.

ContraPest has been approved for use by the Environmental Protection Agency and is licensed for use in all 50 states and the District of Columbia.

Recent Operational Highlights

●	California: ContraPest continues to see increased adoption in California as sales within this state now represent nearly a third of year-to-date (“YTD”) sales. Also, ContraPest is no longer a “restricted use product” in California, allowing the company to sell directly to more customers there. SenesTech continues to invest in California with the recent hiring of a second Field Sales Representative based in the Bay Area, through strategic relationships with PMPs and distributors, and increased direct marketing initiatives to accelerate sales of ContraPest. Operation Rat Race adds targeted advertising and a public relations campaign to stimulate demand in this critical market.

●	Agriculture: Following successful agricultural deployments of ContraPest with demonstrated, sustained success in reducing rat populations and improving operating economies in poultry farms, the Company has established additional distribution through companies focused on farm animal health.

●	Municipality: During the second quarter, SenesTech fulfilled an order with a large East Coast city, which continues to place additional orders as its deployment expands to other city-owned properties. The resulting success of ContraPest has provided direct reference to additional municipalities in New England, the west coast and Midwest. Further reorders continue to occur in key California cities as well. Operation Rat Race adds a focus to environmentally sensitive cities in California as well as other locales looking for effective solutions to replace restricted SGARs.

●	Zoos and Sanctuaries: The zoos and sanctuaries segment continues to gain traction for ContraPest with nearly 20% of YTD sales from more than 40 different customers. Secondary exposure from poisons has become a growing concern, especially in environments where non-target animals or wildlife reside. ContraPest is increasingly being recognized among influencers within the segment as ideal for addressing the concerns of rat infestations, due to lessened risk to non-target and predatory animals.

●	Direct: ContraPestStore.com, launched in May 2021, continues to be a key driver of growth within the business. Direct sales were nearly a third of YTD revenue, and experienced strong growth sequentially during the year. Importantly, the channel has added more than 250 new customers during the second quarter and saw a sequential decrease in churn. To accelerate initial adoption and first-time purchase, the Company has enacted package and promotional discounts, which have impacted near-term gross margins. The Company believes this will drive longer term purchase renewals as the benefits of ContraPest are recognized by consumers.

Second Quarter 2021 Highlights

●	Revenue during Q2 2021 was approximately $160,000 compared to approximately $71,000 in Q2 2020, an increase of 125%.

●	Net loss for Q2 2021 was $(1.7) million, compared with a net loss of $(1.6) million for Q2 2020.

●	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q2 2021 was $(2.1) million compared to $(1.4) million in Q2 2020.

●	Cash at the end of Q2 2021 was approximately $13.1 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, August 12, 2021 at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10158481. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

Slide Presentation: There will be a slide presentation accompanying today’s event. The Company’s slide presentation for the call will be available on the Investor Relations page at http://senestech.investorroom.com/.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats can be responsible for the birth of up to 15,000 pups a year. We invented ContraPest®, the world’s first and only U.S. EPA registered rodent contraceptive. ContraPest® fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rodent management. We strive for clean cities, efficient businesses and happy households—all through non-lethal, proactive pest control. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may describe future expectations, plans, results, or strategies and are generally preceded by words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually” or “projected.” You are cautioned that such statements are subject to risks and uncertainties that could cause future or actual results to differ materially due to a number of factors and other risks identified in our filings with the Securities and Exchange Commission. Forward looking statements include, but are not limited to, our belief that: our current cash position puts us in a favorable position to continue executing our commercial plans, direct sales through ContraPestStore.com will drive longer-term purchase renewals, and our forthcoming multi-channel sales and marketing campaign will dramatically expand sales over the next several quarters. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except shares and per share data)

	June 30,	December 31,
	2021	2020
ASSETS	(Unaudited)

Current assets:
Cash	$13,129	$3,643
Accounts receivable trade, net	74	25
Prepaid expenses	381	178
Inventory	969	945
Deposits	22	28
Total current assets	14,575	4,819

Right to use asset-operating leases	589	665
Property and equipment, net	471	538
Total assets	$15,635	$6,022

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$67	$98
Accounts payable	219	404
Accrued expenses	426	292
Total current liabilities	712	794

Long-term debt, net	-	673
Operating lease liability	599	671
Total liabilities	1,311	2,138

Commitments and contingencies (See note 12)	-	-

Stockholders' equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 12,185,496 and 5,099,512
shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	12	5
Additional paid-in capital	122,073	108,119
Accumulated deficit	(107,761)	(104,240)
Total stockholders' equity	14,324	3,884

Total liabilities and stockholders' equity	$15,635	$6,022

SENESTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020

Revenue:
Sales	$160	$71	$248	$108
Cost of sales	119	43	169	65
Gross profit	41	28	79	43

Operating expenses:
Research and development	455	226	910	522
Selling, general and administrative	1,935	1,427	3,357	3,472
Total operating expenses	2,390	1,653	4,267	3,994

Net operating loss	(2,349)	(1,625)	(4,188)	(3,951)

Other income (expense):
Interest income	1	-	3	2
Interest expense	(3)	(7)	(8)	(15)
Payroll Protection Program loan forgiveness	650	-	650	-
Other income	1	3	22	18
Total other income	649	(4)	667	5

Net loss and comprehensive loss	(1,700)	(1,629)	(3,521)	(3,946)
Deemed dividend-warrant price protection-revaluation adjustment	-	-	-	414
Net loss attributable to common shareholders	$(1,700)	$(1,629)	$(3,521)	$(4,360)

Weighted average common shares outstanding - basic and fully diluted	12,178,754	2,760,875	10,169,061	2,186,089

Net loss per common share - basic and fully diluted	$(0.10)	$(0.59)	$(0.35)	$(1.99)

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Three And Six Months Ended June 30,  2021 and 2020

(Unaudited)

(in thousands)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
Net Loss (As Reported, GAAP)	(1,700)	(1,629)	(3,521)	(3,946)

Non-GAAP Adjustments:
Interest expense (income), net	2	7	5	13
Stock-based compensation	182	140	337	291
Paycheck Protection Program loan forgiveness	(646)	-	(646)	-
Reserve for future severance payments	(39)	-	(39)	(51)
(Gain) loss on sales of assets	(1)	(3)	(1)	(18)
Depreciation expense	78	71	151	102
Total of non-GAAP adjustments	(424)	215	(193)	337

Adjusted EBITDA Loss (Non-GAAP)	(2,124)	(1,414)	(3,714)	(3,609)